Exhibit 21.1

WYNDHAM HOTELS & RESORTS, INC.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of Wyndham Hotels & Resorts, Inc. as of December 31, 2018:

Name	Jurisdiction of Organization
Wyndham Hotel Group, LLC	Delaware
La Quinta Holdings Inc.	Delaware
La Quinta Intermediate Holdings L.L.C.	Delaware
Lodge Holdco II L.L.C.	Delaware
La Quinta Franchising LLC	Nevada
Ramada International, Inc.	Delaware
La Quinta Worldwide, LLC	Nevada

Omitted from the list are the names of subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.

 Exhibit 21.1
(continued)
WYNDHAM HOTELS & RESORTS, INC.
CORPORATION ASSUMED NAMES REPORT

Entity Name	Assumed Name
None